SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


                       Form 8-K

                    Current Report


        Pursuant to Section 13 or 15(d) of the
           Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported):
                  September 13, 1996


               CADIZ LAND COMPANY, INC.

  (Exact name of issuer as specified in its charter)


                       Delaware
    (State or other jurisdiction of incorporation)


             0-12114                      77-0313235
   (Commission File Number)    (IRS Employer Identification No.)


  10535 Foothill Boulevard, Suite 150, Rancho Cucamonga, CA   91730
         (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code: (909) 980-2738


ITEM 2.        ACQUISITION OF ASSETS

               On September 13, 1996, Cadiz Land Company,
               Inc. (the "Company") acquired all of the stock of a reorganized Sun World International., Inc. ("Sun World") pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (Modified)) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996 (the "Plan"). Total consideration was approximately $175 million of which approximately $153 million will be owed to Sun World's existing secured lenders through a restructuring of previously existing debt. In addition, the Company made a capital contribution of $15 million to Sun World, with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors.

               The total cash requirements of the Company related to the acquisition were funded from:
               (i) the issuance by the Company of $27.579 million of newly authorized Convertible Series A Preferred Stock; (ii) the issuance by the Company of $7.6 million of newly authorized Convertible
               Series B Preferred Stock; (iii) the issuance by the company $2.6 million of newly authorized
               6% Convertible Series C Preferred Stock; and (iv)
               $1 million previously deposited by the Company from its working capital in trust with the Official Committee Holding Unsecured Claims. Of such funds, approximately $35 million was applied to cash disbursements required at closing under the Plan, including the $15 million capital contribution referred to above and approximately $5.5 million of principal reduction to secured lenders. The remainder has been utilized by the Company substantially for the payment of expenses relating to the acquisition.

               The consideration paid by the Company was determined in arms-length negotiations between the Company and the various constituents of the Sun World bankruptcy case. As required under the Plan, a total of $3 million in cash and 829,090 shares of newly issued common stock was delivered to the previous holders of the stock of Sun World upon transfer of such stock to the Company. These stockholders were Howard P. Marguleas, Domenick T. Bianco, Martin S. Gans, James R. Greenbaum, Sr., Carl
               S. Maggio, Robert and Charlotte J. Nies
               Revocable Trust dated June 15, 1988, the John and Shirley Thomas Family Trust U/D/T/September 6, 1988, and Tostado Family Trust U/D/T/September 29, 1983, as amended through September 20, 1992, Carl Sam Maggio, Trustee. None of such holders were affiliates of the Company at the time of the transaction.

               Sun World is one of California's leading fully-integrated agricultural companies with agricultural landholdings of approximately 20,000 acres primarily in the Central Valley of California. Sun World ships fresh produce to nearly every state in the United States and exports fresh fruits and vegetables to over thirty foreign countries. Sun World's farming operations produce approximately 7 million units of fruits and vegetables annually, while its packing facilities handle approximately 9 million units of produce annually. Sun World's marketing operations include selling, merchandising and promoting
               Sun World grown products as well as providing such services to a sizable and highly diverse world-wide customer base which domestically includes national retailers, club stores and food service distributors. The Company intends to continue operating Sun World within the same markets in which it has been historically engaged and does not contemplate any significant change in the use of Sun
               World's properties.


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (a) Financial statements of business
                   acquired. It is impractical at this time to provide the financial statements required by Item 7(a). None of such required financial statements are presently available; however, they will be filed via amendment as soon as practicable, but not later than sixty
                   (60) days after the date on which this
                   report is required to be filed.

               (b) Pro forma financial information.  It is
                   impractical at this time to provide the
                   pro forma financial statements required
                   by Item 7(b). None of such required pro forma financial statements are presently available; however, they will be filed via amendment as soon as practicable, but not later than sixty (60) days after the date on which this report is filed.

               (c) Exhibits.

                   2.1  Debtors' Modified Fourth Amended
                        Consolidated Plan of Reorganization
                        dated June 3, 1996 (as Modified)(1)
                   2.2  Plan Implementation Agreement dated
                        July 12, 1996(1)
                   2.3  Supplement to Plan Support Agreement
                        dated June 3, 1996(1)
                   2.4  Stock Purchase Agreement with Howard
                        Marguleas dated September 13, 1996
                   2.5  Form of Stock Purchase Agreement with
                        Minority Stockholders of Sun World
                        dated September 13, 1996
                   4.1  Certificate of Designations - Series
                        A Preferred Stock
                   4.2  Certificate of Designations - Series
                        C Preferred Stock
- ------------------
(1) Previously filed as Exhibit to the Company's Report on Form 10-Q for the quarter ended June 30, 1996.


               Cadiz Land Company, Inc.

                      Signatures


Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


               Cadiz Land Company, Inc.
                     (Registrant)



               By:  /s/  Susan K. Chapman
                   -----------------------
                     Susan K. Chapman
                   Chief Financial Officer

Dated:  September 30, 1996